Exhibit 16

May 22, 2007

U.S. Securities & Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for AMCORE Financial, Inc. (the Company) and, under the date of March 15, 2007, we reported on the consolidated financial statements of AMCORE Financial, Inc. as of and for the years ended December 31, 2006 and 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006. On May 22, 2007, we were dismissed. We have read AMCORE Financial, Inc.’s’ statements included under Item 4.01 of its Form 8-K dated May 21, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement in the first paragraph that the Audit Committee of the Board of Directors engaged Deloitte & Touche LLP, or with the statement in the fifth paragraph that Deloitte & Touche LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting, or the effectiveness of internal control over financial reporting.

Very truly yours,